Exhibit 10.13
eResearchTechnology, Inc.
2008 Bonus Plan
     Set forth below is a summary of the 2008 Bonus Plan recommended by the Compensation Committee and approved by the Board of Directors on February 19, 2008, to be effective for fiscal 2008.
     The purpose of the plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, and to help the Company attract and retain employees by providing attractive compensation opportunities linked to performance results. All of the Company’s employees are eligible to participate in the plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel who participate in a separate commission incentive plan do not participate in the plan.
     In general, awards will be based upon the extent to which a specified combination of the following performance targets are achieved:
•	Revenues;

•	Net Income;

•	Contract Revenues Targets (revenue projected to be generated by new contracts into which the Company enters with all but certain specified customers during the applicable bonus period, regardless of when the revenue is actually recognized by the Company); and

•	Individual performance goals.
     The Compensation Committee establishes the performance targets and individual performance goals for the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. The President and Chief Executive Officer establishes the performance targets and individual performance goals for the other executive officers. Performance targets for the remainder of the plan participants are set by the President and Chief Executive Officer; while departmental supervisors establish the individual performance goals for other participants in their respective departments. Departmental and individual performance goals for 2008 include improving customer service, enhancing technology, establishing growth opportunities through, among other things, product expansion, improving internal processes, and improving operational efficiencies.
     Each participant in the plan has a targeted bonus opportunity, and a specified percentage of that opportunity relates to the extent to which each performance target applicable to the participant is achieved. For each performance target other than departmental or individual performance goals, the plan sets forth specific levels at which 50%, 75%, 100%, 125% and 150% of the target is achieved. A participant receives that specified percentage of the portion of the bonus opportunity applicable to the target to the extent a particular benchmark is achieved. Where the extent to which a target is achieved falls between the specified percentage targets, the participant receives a pro rated portion of the bonus opportunity. As a result of the foregoing, the maximum bonus payable to a participant under the plan is 150% of the participant’s bonus opportunity.
     For departmental and individual performance goals, (i) the Compensation Committee determines the extent to which the goals have been achieved and any related bonus has been earned for the Company’s President and Chief Executive Officer and Chief Financial Officer; (ii) the Company’s President and Chief Executive Officer determines the extent to which the goals have been achieved and any related bonus has been earned for the remaining executive officers; and (iii) the participant’s departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned for the remainder of the plan participants.
     The bonus opportunities and the related performance targets for each of the Company’s executive officers are as follows:

			Percentage of Bonus Based On:
						Global
					Individual	Contract
		Bonus		Net	Performance	Revenues
Name	Position	Opportunity	Revenues	Income	Goals	Targets
Michael J. McKelvey,	President, Chief	375,000	20	60	20	—
Ph.D	Executive Officer and Director

Joel Morganroth,	Chairman of the	98,428	30	70	—	—
MD1	Board of Directors
	and Chief Scientific
	Officer

Richard A. Baron	Executive Vice	144,375	20	60	20	—
	President, Chief
	Financial Officer and
	Secretary

Thomas P. Devine	Executive Vice	118,125	20	60	20	—
	President and Chief
	Development Officer

Amy Furlong	Executive Vice	121,000	20	60	20	—
	President, Cardiac
	Safety

Jeffrey S. Litwin,	Executive Vice	136,500	20	35	20	25
MD2	President and Chief
	Medical Officer

John M. Blakeley	Executive Vice	111,874	20	40	—	40
	President,
	International
	Operations and Sales

Robert S. Brown	Senior Vice	121,025	20	60	20	—
	President, Strategic
	Marketing, Planning
	& Outsourcing
	Partnerships

Dave Laky	Senior Vice	93,480	20	60	20	—
	President,eClinical

Greg Sadowski	Senior Vice	93,480	20	60	20	—
	President, ePRO

George Tiger	Senior Vice	104,000	30	30	—	40
	President, Americas
	Sales

1.	On February 19, 2008, the Board of Directors, at the recommendation of the Compensation Committee, also approved amendments to the Consultant Agreement dated January 1, 2007 between Joel Morganroth, M.D., P.C. and the Company. Under the terms of this agreement, in addition to other terms including base pay, Dr. Morganroth’s professional corporation is entitled to an 80% commission as a percentage of our net revenues for services performed by the Company’s consultant group that result directly from the marketing efforts of his professional corporation. These commissions are not included in the table above.

2.	Dr. Litwin is also entitled to an additional bonus of up to $70,000 based on the extent to which the Company achieves specified Consulting Profits targets (gross profits of the eRT consulting group defined as revenue less direct payments made to providers of consulting services). This additional bonus is not subject to the overall profit limitations of other aspects of the bonus plan. This additional bonus is not included in the table above.
     Notwithstanding the foregoing, the Committee retains the discretion under the plan to adjust or recommend to the Board an adjustment to the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income and Contract Revenues targets, are achieved, and the Board retains the discretion to make any such adjustment it deems appropriate.

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